EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 940 6007 Telephone
972 940 6143 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 2, 2018

ExxonMobil Earns $19.7 Billion in 2017; $8.4 Billion in Fourth Quarter

•	Net favorable non‑cash impacts in the fourth quarter total $4.6 billion, including $5.9 billion relating to U.S. tax reform, partially offset by asset impairments of $1.3 billion
•	Full year cash flow from operations and asset sales exceeds dividends and net investments[1]
•	Company makes sixth discovery offshore Guyana, adds acreage in Brazil, closes acquisition in Mozambique

	Fourth Quarter			Twelve Months
	2017	2016	%	2017	2016	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings (U.S. GAAP)	8,380	1,680	399	19,710	7,840	151
U.S. Tax Reform	5,942	-		5,942	-
Asset Impairments	(1,294)	(2,135)		(1,521)	(2,226)
Earnings Excluding U.S. Tax
Reform and Impairments	3,732	3,815	-2	15,289	10,066	52

Earnings Per Common Share
Assuming Dilution	1.97	0.41	380	4.63	1.88	146

Capital and Exploration
Expenditures	8,999	4,829	86	23,080	19,304	20

IRVING, Texas – February 2, 2018 – Exxon Mobil Corporation announced estimated 2017 earnings of $19.7 billion, or $4.63 per share assuming dilution, compared with $7.8 billion in 2016. U.S. federal tax reform in the fourth quarter resulted in a non‑cash earnings gain of $5.9 billion, due to revaluation of deferred income tax balances. Non‑cash asset impairments of $1.5 billion were recorded during the year, mainly relating to assets in the Upstream.

Fourth quarter 2017 earnings were $8.4 billion. Earnings excluding U.S. tax reform and impairments were $3.7 billion, or $0.88 per share assuming dilution, in the fourth quarter 2017, down 2 percent compared with the prior‑year quarter.

“The impact of tax reform on our earnings reflects the magnitude of our historic investment in the U.S. and strengthens our commitment to further grow our business here,” said Darren W. Woods, chairman and chief executive officer. “We’re planning to invest over $50 billion in the U.S. over the next five years to increase production of profitable volumes and enhance our integrated portfolio, which is supported by the improved business climate created by tax reform.”

1Includes additions to property, plant and equipment and net investments / advances

ExxonMobil is investing billions of dollars to increase oil production in the Permian Basin in West Texas and New Mexico, expand existing operations, enhance infrastructure and build new manufacturing sites. These high-quality investments will create value for ExxonMobil shareholders while benefiting the economy, creating thousands of jobs and enhancing energy security.

Fourth quarter Upstream earnings were $8.4 billion, including $7.1 billion from U.S. tax reform and asset impairments of $1.3 billion. Fourth quarter earnings excluding U.S. tax reform and impairments increased $1 billion, to $2.5 billion, driven by higher prices as liquids realizations increased more than $10 per barrel.

Downstream earnings in the fourth quarter were $1.6 billion, including $618 million from U.S. tax reform. Earnings excluding U.S. tax reform and impairments declined $289 million, to $952 million, as the absence of last year’s Canada retail divestment gain of $522 million was partially offset by higher margins and asset management gains in the current quarter.

Chemical earnings were $1.3 billion in the fourth quarter. Excluding the $335 million impact from U.S. tax reform, Chemical earnings increased $63 million, or 7 percent, due to higher sales. Prime product sales of 6.8 million metric tons were the highest in a decade.

Fourth Quarter 2017 Highlights
•

Earnings of $8.4 billion increased $6.7 billion from the fourth quarter of 2016. Earnings excluding U.S. tax reform and impairments were $3.7 billion, down 2 percent compared with the fourth quarter of 2016.

•	Earnings per share assuming dilution were $1.97.
•	Cash flow from operations and asset sales was $8.8 billion, including proceeds associated with asset sales of $1.4 billion.
•	Capital and exploration expenditures were $9 billion, including acquisitions in Mozambique and Brazil.
•

Oil‑equivalent production was 4 million barrels per day, down 3 percent from the prior year. Excluding entitlement effects and divestments, oil‑equivalent production was down 1 percent from the prior year.

•	The corporation distributed $3.3 billion in dividends to shareholders.
•	Dividends per share of $0.77 increased 2.7 percent compared to the fourth quarter of 2016.
•

The company announced the sixth oil discovery offshore Guyana with the completion of the Ranger‑1 exploration well. The well encountered 230 feet (70 meters) of oil‑bearing carbonate reservoir. Previous discoveries offshore Guyana are now estimated to total more than 3.2 billion recoverable oil-equivalent barrels, excluding Ranger.

•

ExxonMobil completed an agreement with Statoil ASA to acquire an interest in the BM-S-8 block offshore Brazil, which contains part of the discovered pre-salt Carcara oil field.  ExxonMobil and its partners were also the high bidder on the North Carcara block in round 2 of the pre‑salt tender. The Carcara field contains an estimated recoverable resource of 2 billion barrels of high‑quality oil. During the quarter, through bid rounds and announced farm‑in agreements, ExxonMobil added 14 offshore blocks in Brazil comprising more than 1.25 million net acres.

•

ExxonMobil announced the completion of a transaction to acquire a 25 percent indirect interest in Mozambique’s gas-rich Area 4 block from Eni S.p.A. and assume responsibility for midstream operations. ExxonMobil will lead the construction and operation of all future natural gas liquefaction and related facilities. The deepwater Area 4 block contains an estimated 85 trillion cubic feet of natural gas to support a world‑class LNG development.

•

During the quarter, ExxonMobil announced that the Hebron field started production safely and on schedule. The platform, located about 200 miles (350 kilometers) offshore Newfoundland and Labrador, Canada, is expected to produce up to 150,000 barrels of oil per day at its peak.

•

The company started the Odoptu Stage 2 project safely and on schedule. The project has increased the Odoptu field production capacity to nearly 65,000 barrels per day and will help maintain Sakhalin‑1 production levels.

•

The company announced that it encountered hydrocarbons after drilling the onshore P’nyang South‑2 well, located in the Western Province of Papua New Guinea, adding to a growing high‑quality resource base that will underpin a multi‑train LNG expansion.

•

ExxonMobil, together with its partners Abu Dhabi National Oil Company and INPEX Corporation, announced an agreement to increase production capacity from the Upper Zakum oil field to 1 million barrels per day by 2024. Under the agreement, ExxonMobil and INPEX Corporation have also been granted a 10 year extension for the Upper Zakum concession.

•

During the quarter, ExxonMobil acquired a crude oil terminal in Wink, Texas, from Genesis Energy, L.P. The terminal is located in the rapidly growing Permian Basin and is strategically positioned to handle crude oil and condensate for transport to Gulf Coast refineries and marine export terminals.

•

ExxonMobil signed production sharing contracts with the government of Mauritania for three deepwater offshore blocks. Together, the blocks comprise nearly 8.4 million acres and are located an average of 125 miles (200 kilometers) offshore Mauritania.

•

The corporation announced that the Neuquén Province government in Argentina has approved the investment plan for the development of a 35-year unconventional exploitation concession in the Los Toldos I South block. The initial investment of about $200 million calls for a pilot project of up to seven production wells, the construction of production facilities and the development of export infrastructure.

•

The corporation combined its refining and marketing operations into a single company, ExxonMobil Fuels & Lubricants Company, in the first quarter of 2018. The further integration will help the company to better respond to the needs of its customers and compete more effectively.

•

ExxonMobil opened eight service stations in Mexico during the quarter, the first Mobil‑branded service stations in the country.  The new service stations will be operated by Grupo Orsan and supplied with gasoline and diesel produced by ExxonMobil’s refineries in Texas.  The corporation plans to open more than 50 Mobil stations in Mexico during the first quarter of 2018.

•

During the quarter, the company started producing on-spec product from the world’s largest hydrocarbon resin plant, located in Singapore.  The new facility will produce 90,000 metric tons per year of Escorez adhesive resins to meet long‑term demand growth in Asia Pacific and will double the company’s capacity to manufacture high‑performance resins.

Fourth Quarter 2017 vs. Fourth Quarter 2016

Upstream earnings were $8.4 billion in the fourth quarter of 2017, up $9 billion from the fourth quarter of 2016. Higher liquids and gas realizations increased earnings by $1.2 billion. Lower volume and mix effects decreased earnings by $110 million. All other items increased earnings by $7.9 billion driven by U.S. tax reform impacts of $7.1 billion, lower asset impairments of $847 million, and gains from asset management activity.

On an oil‑equivalent basis, production was down 130,000 barrels per day, or 3 percent, compared with the fourth quarter of 2016. Liquids production totaled 2.3 million barrels per day, down 133,000 barrels per day as field decline and lower entitlements were partly offset by higher volumes from work programs and projects. Natural gas production was 10.4 billion cubic feet per day, up 17 million cubic feet per day from 2016, as project ramp‑up and work programs were partly offset by field decline and lower demand.

U.S. Upstream earnings were $7.1 billion in the fourth quarter of 2017, including $7.6 billion for tax reform and asset impairments of $481 million. U.S. Upstream earnings excluding U.S. tax reform and impairments were a loss of $60 million. Non‑U.S. Upstream earnings were $1.3 billion, including asset impairments of $807 million and unfavorable impacts of $480 million from U.S. tax reform. Non‑U.S. Upstream earnings excluding U.S. tax reform and impairments were $2.6 billion.

Downstream earnings were $1.6 billion, up $323 million from the fourth quarter of 2016. Higher margins increased earnings by $250 million. Volume and mix effects decreased earnings by $190 million. All other items increased earnings by $260 million, including favorable U.S. tax reform impacts of $618 million and gains from asset management activity, partially offset by the absence of asset management gains of $522 million in the prior year from the Canada retail divestment. Petroleum product sales of 5.6 million barrels per day were 118,000 barrels per day higher than last year’s fourth quarter.

Earnings from the U.S. Downstream were $918 million. Excluding U.S. tax reform impacts of $618 million and asset impairments, earnings were up $36 million from the fourth quarter of 2016. Non‑U.S. Downstream earnings of $646 million were $325 million lower than the prior year.

Chemical earnings of $1.3 billion were $398 million higher than the fourth quarter of 2016. Weaker margins decreased earnings by $30 million. Volume and mix effects increased earnings by $100 million. All other items increased earnings by $330 million, driven by U.S. tax reform impacts of $335 million. Fourth quarter prime product sales of 6.8 million metric tons were 473,000 metric tons or 7 percent higher than the prior year.

U.S. Chemical earnings were $777 million in the fourth quarter of 2017.  Excluding U.S. tax reform impacts of $335 million, earnings were $90 million higher than the fourth quarter of 2016. Non‑U.S. Chemical earnings of $493 million were $27 million lower than prior year.

Corporate and financing expenses were $2.8 billion for the fourth quarter of 2017, up $3 billion from the fourth quarter of 2016 mainly due to unfavorable impacts of $2.1 billion from U.S. tax reform and the absence of favorable non-U.S. tax items in the prior‑year quarter.

Full Year 2017 Highlights
•

Earnings of $19.7 billion increased 151 percent from $7.8 billion in 2016. Earnings excluding U.S. tax reform and impairments were $15.3 billion, up 52 percent from $10.1 billion in 2016. Hurricane Harvey reduced earnings by an estimated $250 million.

•	Earnings per share assuming dilution were $4.63.
•	Cash flow from operations and asset sales was $33.2 billion, including proceeds associated with asset sales of $3.1 billion.
•	Capital and exploration expenditures were $23.1 billion, up 20 percent from 2016.
•	Oil‑equivalent production was 4 million barrels per day, down 2 percent from the prior year. Excluding entitlement effects and divestments, oil‑equivalent production was flat with the prior year.
•	The corporation distributed $13 billion in dividends to shareholders.

Full Year 2017 vs. Full Year 2016

Upstream earnings were $13.4 billion, up $13.2 billion from 2016. Higher realizations increased earnings by $5.3 billion. Unfavorable volume and mix effects decreased earnings by $440 million. All other items increased earnings by $8.3 billion, primarily due to the $7.1 billion non‑cash impact from U.S. tax reform, lower asset impairments of $659 million, lower expenses, and gains from asset management activity.

On an oil‑equivalent basis, production of 4 million barrels per day was down 2 percent compared to 2016. Liquids production of 2.3 million barrels per day decreased 82,000 barrels per day as field decline and lower entitlements were partly offset by increased project volumes and work programs. Natural gas production of 10.2 billion cubic feet per day increased 84 million cubic feet per day from 2016 as project ramp‑up, primarily in Australia, was partly offset by field decline and regulatory restrictions in the Netherlands.

U.S. Upstream earnings were $6.6 billion in 2017, including $7.6 billion of tax reform benefits and asset impairments of $521 million. U.S. Upstream earnings excluding U.S. tax reform and impairments were a loss of $459 million. Non‑U.S. Upstream earnings were $6.7 billion, including asset impairments of $983 million and unfavorable impacts of $480 million from U.S. tax reform. Non‑U.S. Upstream earnings excluding U.S. tax reform and impairments were $8.2 billion.

Downstream earnings of $5.6 billion increased $1.4 billion from 2016. Stronger refining and marketing margins increased earnings by $1.5 billion, while volume and mix effects decreased earnings by $30 million. All other items decreased earnings by $40 million, driven by the absence of a $904 million gain from the Canadian retail assets sale, and Hurricane Harvey related expenses, which were mostly offset by $618 million of U.S. tax reform impacts and non‑U.S. asset management gains in the current year. Petroleum product sales of 5.5 million barrels per day were 48,000 barrels per day higher than 2016.

Earnings from the U.S. Downstream were $1.9 billion. Excluding U.S. tax reform impacts of $618 million and asset impairments, earnings were up $179 million from 2016. Non‑U.S. Downstream earnings were $3.6 billion, compared to $3.1 billion in the prior year.

Chemical earnings of $4.5 billion decreased $97 million from 2016. Weaker margins decreased earnings by $260 million. Volume and mix effects increased earnings by $100 million. All other items increased earnings by $60 million, primarily due to U.S. tax reform of $335 million and improved inventory effects, partially offset by higher expenses from increased turnaround activity and new business growth. Prime product sales of 25.4 million metric tons were up 495,000 metric tons from 2016.

U.S. Chemical earnings were $2.2 billion in 2017. Excluding U.S. tax reform impacts of $335 million, 2017 earnings were down $21 million from 2016. Non‑U.S. Chemical earnings of $2.3 billion were $411 million lower than prior year.

Corporate and financing expenses were $3.8 billion in 2017 compared to $1.2 billion in 2016, with the increase mainly due to unfavorable impacts of $2.1 billion from U.S. tax reform and the absence of favorable non-U.S. tax items.

During 2017, Exxon Mobil Corporation purchased 6 million shares of its common stock for the treasury at a gross cost of $496 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not currently plan on making purchases to reduce shares outstanding. The company also issued a combined 96 million shares of common stock during the first quarter to complete the acquisition of InterOil Corporation and the acquisition of entities that own oil and gas properties located primarily in the Permian Basin.

U.S. Tax Reform

Following the December 22, 2017, enactment of the U.S. Tax Cuts and Jobs Act and in accordance with U.S. GAAP, the corporation has included reasonable estimates of the income tax effects of the change in tax law and tax rate. These include amounts for the deferred income tax impact from the reduction in the corporate tax rate from 35 percent to 21 percent and the mandatory deemed repatriation of undistributed foreign earnings and profits.

ExxonMobil’s significant historical investments in the U.S. have created large deferred income tax liabilities that have reduced previously reported earnings. Remeasurement of these deferred income tax liabilities from the 35 percent rate to 21 percent results in a one-time non-cash benefit to earnings. The corporation has paid taxes on non-U.S. earnings at tax rates on average above the U.S. rate of 35 percent. As a result, the deemed repatriation tax is not a significant item for ExxonMobil.

Asset Impairments

As part of its 2017 annual planning and budgeting cycle, the corporation made a decision to cease development planning activities and further allocation of capital to certain non-producing assets outside the U.S. resulting in an after-tax charge in the fourth quarter of $807 million to reduce the carrying value of those assets. In addition, and in part due to a reduction to the corporation’s long‑term natural gas price outlooks, certain asset groups were subject to an impairment assessment.  As a result of that assessment, the carrying values for certain asset groups in the U.S. were reduced to fair value, resulting in an after-tax charge of $481 million. The asset groups subject to this impairment charge are primarily dry gas operations with little additional development potential.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on February 2, 2018. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Future results, including project plans, costs, timing, and capacities; efficiency gains; capital and exploration expenditures; production rates; resource recoveries; the impact of new technologies; potential impairment charges; and share purchase levels, could differ materially due to factors including: changes in oil, gas or petrochemical prices or other market or economic conditions affecting the oil, gas or petrochemical industries, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the impact of fiscal and commercial terms and outcome of commercial negotiations; the results of research programs; changes in technical or operating conditions; actions of competitors; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2016 Form 10‑K. We assume no duty to update these statements as of any future date.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment V.

This press release also includes earnings excluding impacts from U.S. tax reform and asset impairments. We believe these figures are useful for investors to consider in comparing the performance of our underlying business across periods when one, or both, periods have been impacted by the U.S. tax reform or an asset impairment charge. A reconciliation of earnings excluding these items to U.S. GAAP earnings is shown in Attachment II.

This press release also includes total taxes including sales-based taxes assessed on customers.   This is a broader indicator of the total tax burden on the corporation's products and earnings, including those borne by certain customers who buy our products.  It combines "Income taxes" and "Total other taxes and duties" assessed on the corporation with sales‑based taxes assessed on our customers, which are reported net in the income statement.  We believe it is useful for the corporation and its investors to understand the total tax burden imposed on the corporation and its customers.  A reconciliation to total taxes is shown in Attachment I.

References to the resource base and other quantities of oil, natural gas or condensate may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms including “prime product sales” and “Total taxes including sales‑based taxes assessed on customers” is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Escorez is a registered trademark of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
			Attachment I

Exxon Mobil Corporation
Fourth Quarter 2017
(millions of dollars, unless noted)
	Fourth Quarter		Twelve Months
	2017	2016	2017	2016
Earnings / Earnings Per Share

Total revenues and other income (See Attachment VII)	66,515	56,399	244,363	208,114
Total costs and other deductions (See Attachment VII)	63,498	55,782	225,689	200,145
Income before income taxes	3,017	617	18,674	7,969
Income taxes	(5,392)	(1,407)	(1,174)	(406)
Net income including noncontrolling interests	8,409	2,024	19,848	8,375
Net income attributable to noncontrolling interests	29	344	138	535
Net income attributable to ExxonMobil (U.S. GAAP)	8,380	1,680	19,710	7,840

Earnings per common share (dollars)	1.97	0.41	4.63	1.88

Earnings per common share
- assuming dilution (dollars)	1.97	0.41	4.63	1.88

Exploration expenses, including dry holes	703	340	1,790	1,467

Other Financial Data

Dividends on common stock
Total	3,289	3,133	13,001	12,453
Per common share (dollars)	0.77	0.75	3.06	2.98

Millions of common shares outstanding
At December 31			4,239	4,148
Average - assuming dilution	4,270	4,176	4,256	4,177

ExxonMobil share of equity at December 31			187,688	167,325
ExxonMobil share of capital employed at December 31			232,467	212,794

Income taxes	(5,392)	(1,407)	(1,174)	(406)
Total other taxes and duties (See Attachment VII)	8,583	7,975	32,459	31,375
Total taxes	3,191	6,568	31,285	30,969
Sales-based taxes assessed on customers	5,245	4,617	19,725	17,980
Total taxes including sales-based taxes assessed
on customers	8,436	11,185	51,010	48,949

ExxonMobil share of income taxes of
equity companies	500	436	2,228	1,692

			Attachment II
Exxon Mobil Corporation
Fourth Quarter 2017
(millions of dollars)
	Fourth Quarter		Twelve Months
	2017	2016	2017	2016
Earnings (U.S. GAAP)
Upstream
United States	7,061	(2,328)	6,622	(4,151)
Non-U.S.	1,291	1,686	6,733	4,347
Downstream
United States	918	270	1,948	1,094
Non-U.S.	646	971	3,649	3,107
Chemical
United States	777	352	2,190	1,876
Non-U.S.	493	520	2,328	2,739
Corporate and financing	(2,806)	209	(3,760)	(1,172)
Net income attributable to ExxonMobil	8,380	1,680	19,710	7,840

U.S. Tax Reform
Upstream
United States	7,602	-	7,602	-
Non-U.S.	(480)	-	(480)	-
Downstream
United States	618	-	618	-
Chemical
United States	335	-	335	-
Corporate and financing	(2,133)	-	(2,133)	-
Total U.S. Tax Reform	5,942	-	5,942	-

Asset Impairments
Upstream
United States	(481)	(2,135)	(521)	(2,163)
Non-U.S.	(807)	-	(983)	-
Downstream
United States	(6)	-	(6)	(63)
Non-U.S.	-	-	(11)	-
Total Asset Impairments	(1,294)	(2,135)	(1,521)	(2,226)

Earnings Excluding U.S. Tax Reform and Impairments
Upstream
United States	(60)	(193)	(459)	(1,988)
Non-U.S.	2,578	1,686	8,196	4,347
Downstream
United States	306	270	1,336	1,157
Non-U.S.	646	971	3,660	3,107
Chemical
United States	442	352	1,855	1,876
Non-U.S.	493	520	2,328	2,739
Corporate and financing	(673)	209	(1,627)	(1,172)
Earnings excluding U.S. Tax Reform and Impairments	3,732	3,815	15,289	10,066

			Attachment III

Exxon Mobil Corporation
Fourth Quarter 2017

	Fourth Quarter		Twelve Months
	2017	2016	2017	2016
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	525	496	514	494
Canada / Other Americas	426	453	412	430
Europe	155	208	182	204
Africa	403	449	423	474
Asia	690	726	698	707
Australia / Oceania	52	52	54	56
Worldwide	2,251	2,384	2,283	2,365

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	2,753	2,997	2,936	3,078
Canada / Other Americas	240	222	218	239
Europe	2,266	2,518	1,948	2,173
Africa	6	7	5	7
Asia	3,855	3,698	3,794	3,743
Australia / Oceania	1,321	982	1,310	887
Worldwide	10,441	10,424	10,211	10,127

Oil-equivalent production (koebd)[1]	3,991	4,121	3,985	4,053

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

Exxon Mobil Corporation
Fourth Quarter 2017

	Fourth Quarter		Twelve Months
	2017	2016	2017	2016
Refinery throughput (kbd)
United States	1,379	1,604	1,508	1,591
Canada	391	401	383	363
Europe	1,509	1,460	1,510	1,417
Asia Pacific	728	706	690	708
Other	200	200	200	190
Worldwide	4,207	4,371	4,291	4,269

Petroleum product sales (kbd)
United States	2,209	2,227	2,190	2,250
Canada	501	499	499	491
Europe	1,589	1,535	1,597	1,519
Asia Pacific	819	719	757	741
Other	506	526	487	481
Worldwide	5,624	5,506	5,530	5,482

Gasolines, naphthas	2,353	2,304	2,262	2,270
Heating oils, kerosene, diesel	1,878	1,826	1,850	1,772
Aviation fuels	393	387	382	399
Heavy fuels	370	368	371	370
Specialty products	630	621	665	671
Worldwide	5,624	5,506	5,530	5,482

Chemical prime product sales,
thousand metric tons (kt)
United States	2,399	2,409	9,307	9,576
Non-U.S.	4,383	3,900	16,113	15,349
Worldwide	6,782	6,309	25,420	24,925

			Attachment V

Exxon Mobil Corporation
Fourth Quarter 2017
(millions of dollars)
	Fourth Quarter		Twelve Months
	2017	2016	2017	2016
Capital and Exploration Expenditures
Upstream
United States	1,158	817	3,716	3,518
Non-U.S.	6,457	2,755	12,979	11,024
Total	7,615	3,572	16,695	14,542
Downstream
United States	264	231	823	839
Non-U.S.	518	472	1,701	1,623
Total	782	703	2,524	2,462
Chemical
United States	389	405	1,583	1,553
Non-U.S.	167	125	2,188	654
Total	556	530	3,771	2,207

Other	46	24	90	93

Worldwide	8,999	4,829	23,080	19,304

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	7.4	7.4	30.1	22.1
Proceeds associated with asset sales	1.4	2.1	3.1	4.3
Cash flow from operations and asset sales	8.8	9.5	33.2	26.4

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95
Second Quarter	3,350	0.78
Third Quarter	3,970	0.93
Fourth Quarter	8,380	1.97
Year	19,710	4.63

[1] Computed using the average number of shares outstanding during each period.

Attachment VII

Change in Accounting Policy Election Affecting Consolidated Statement of Income

Effective December 31, 2017, the corporation revised its accounting policy election for sales, excise and value‑added taxes assessed on our customers that are included in “Sales‑based taxes” from gross reporting (included in both “Total revenues and other income” and “Sales‑based taxes”) to the preferable method of net reporting. This change in accounting principle was applied retrospectively and does not affect net income attributable to ExxonMobil. Also effective December 31, 2017, the corporation reclassified U.S. Federal excise tax from “Sales‑based taxes” to “Other taxes and duties” that are included in “Total other taxes and duties”. This change was applied retrospectively and does not affect net income attributable to ExxonMobil.

Below are changes reflected in the earnings news release. For information on the Consolidated Statement of Income changes, please refer to the Form 8-K filed by the corporation on January 19, 2018.

	Fourth Quarter 2016			Twelve Months 2016
	As		As	As		As
	Reported	Change	Adjusted	Reported	Change	Adjusted
			(millions of dollars)

Total revenues and other income	61,016	(4,617)	56,399	226,094	(17,980)	208,114

Sales-based taxes	5,403	(5,403)	-	21,090	(21,090)	-
Total other taxes and duties	7,189	786	7,975	28,265	3,110	31,375
Total costs and other deductions	60,399	(4,617)	55,782	218,125	(17,980)	200,145